Filed Pursuant to Rule 433
Registration Statement No. 333-197771

August 20, 2015

FINAL PRICING TERM SHEET

FIRST FINANCIAL BANCORP.

$120,000,000

5.125% Subordinated Notes Due 2025

The following information supplements the Preliminary Prospectus Supplement, dated August 20, 2015 (the “Preliminary Prospectus”). Terms are used in this term sheet with the meanings assigned to them in the Preliminary Prospectus.

Issuer:	First Financial Bancorp.

Security:	$120 million aggregate principal amount of 5.125% subordinated notes due 2025

Trade Date:	August 20, 2015

Settlement Date:	August 25, 2015 (T+3)

Maturity Date:	August 25, 2025

Interest Rate:	5.125% per annum

Interest Payment Dates:	25th day of February and August of each year, commencing on February 25, 2016
Price to Public (Issue Price):	100.00%

Benchmark Treasury:	2.000% due August 15, 2025

Benchmark Yield:	2.091%

Spread to Benchmark Treasury:	T+ 303.4 basis points

Yield to Maturity:	5.125%

Rating*:	BBB (Kroll)

Denomination:	$1,000 and integral multiples of $1,000 in excess thereof

Sole Book-Running Manager:	RBC Capital Markets, LLC

CUSIP/ISIN:	320209AA7 / US320209AA74

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the Issuer or the Sole Book-Running Manager will arrange to send you the prospectus and prospectus supplement if you request them by calling RBC Capital Markets, LLC toll free at 1-866-375-6829.